UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

(Amendment No.   )*

Under the Securities Exchange Act of 1934

Rackspace Technology, Inc.

(Name of Issuer)

Common stock, par value $0.01 per share

(Title of Class of Securities)

750102105

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 750102105

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AP Inception Co-Invest, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 69,609,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 69,609,000 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 69,609,000 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.8%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 750102105

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AP VIII Inception Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 60,000,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 60,000,000 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,000,000 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 30.0%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 750102105

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Co-Investment Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 69,609,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 69,609,000 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 69,609,000 shares
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.8%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 750102105

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AP VIII Inception Holdings GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 60,000,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 60,000,000 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,000,000 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 30.0%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 750102105

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management VIII, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 60,000,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 60,000,000 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,000,000 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 30.0%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 750102105

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) AIF VIII Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 60,000,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 60,000,000 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 60,000,000 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 30.0%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 750102105

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 129,609,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 129,609,000 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 129,609,000 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 64.7%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 750102105

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 129,609,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 129,609,000 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 129,609,000 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 64.7%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 750102105

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 129,609,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 129,609,000 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 129,609,000 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 64.7%
12		TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 750102105

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Apollo Management Holdings GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0 shares of Common Stock
	6	SHARED VOTING POWER 129,609,000 shares of Common Stock
	7	SOLE DISPOSITIVE POWER 0 shares of Common Stock
	8	SHARED DISPOSITIVE POWER 129,609,000 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 129,609,000 shares of Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 64.7%
12		TYPE OF REPORTING PERSON (See Instructions) CO

Item 1.                                                         (a)                                 Name of Issuer

Rackspace Technology, Inc.

(b)                                 Address of Issuer’s Principal Executive Offices

1 Fanatical Place

City of Windcrest

San Antonio, Texas 78218

Item 2.                                                         (a)                                 Name of Person Filing

This statement is filed by (i) AP Inception Co-Invest, L.P. (“AP Co-Invest”); (ii) AP VIII Inception Holdings, L.P. (“AP VIII Inception”); (iii) Apollo Co-Investment Management, LLC (“Co-Investment Management”); (iv) AP VIII Inception Holdings GP, LLC (“AP VIII Inception GP”); (v) Apollo Management VIII, L.P. (“Management VIII”); (vi) AIF VIII Management, LLC (“AIF VIII LLC”); (vii) Apollo Management, L.P. (“Apollo Management”); (viii) Apollo Management GP, LLC (“Management GP”); (ix) Apollo Management Holdings, L.P. (“Management Holdings”); and (x) Apollo Management Holdings GP, LLC (“Management Holdings GP”). The foregoing are collectively referred to herein as the “Reporting Persons.”

AP Co-Invest and AP VIII Inception each hold securities of the Issuer.

Co-Investment Management is the investment manager for AP Co-Invest. AP VIII Inception GP is the general partner of AP VIII Inception. Management VIII is the manager of AP VIII Inception GP. AIF VIII LLC is the general partner of Management VIII. Apollo Management is the sole member-manager of each of Co-Investment Management and AIF VIII LLC. Management GP is the general partner of Apollo Management. Management Holdings is the sole member and manager of Management GP. Management Holdings GP is the general partner of Management Holdings.

(b)                                 Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of AP Co-Invest, AP VIII Inception, Co-Investment Management, and AP VIII Inception GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of the principal business office of each of Management VIII, AIF VIII LLC, Apollo Management, Management GP, Management Holdings and Management Holdings GP is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(c)                                  Citizenship

AP Co-Invest, AP VIII Inception, Management VIII, Apollo Management, and Management Holdings are each Delaware limited partnerships. Co-Investment Management, AP VIII Inception GP, AIF VIII LLC, Management GP, and Holdings GP are each Delaware limited liability companies.

(d)                                 Title of Class of Securities

Common stock, par value $0.01 per share (the “Common Stock”).

(e)                                  CUSIP Number

750102105

Item 3.                                                         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.                                                         Ownership.

Beneficial ownership information is reported as of the date of filing of this Schedule 13G.

(a)                                 Amount beneficially owned:

AP Co-Invest	69,609,000
AP VIII Inception	60,000,000
Co-Investment Management	69,609,000
AP VIII Inception GP	60,000,000
Management VIII	60,000,000
AIF VIII LLC	60,000,000
Apollo Management	129,609,000
Management GP	129,609,000
Management Holdings	129,609,000
Management Holdings GP	129,609,000

Co-Investment Management, AP VIII Inception GP, Management VIII, AIF VIII LLC, Apollo Management, Management GP, Management Holdings, and Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this filing, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)                               Percent of class:

AP Co-Invest	34.8%
AP VIII Inception	30.0%
Co-Investment Management	34.8%
AP VIII Inception GP	30.0%
Management VIII	30.0%
AIF VIII LLC	30.0%
Apollo Management	64.7%
Management GP	64.7%
Management Holdings	64.7%
Management Holdings GP	64.7%

The percentages are based on 200,293,675 shares of Common Stock outstanding as of November 6, 2020, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed on November 10, 2020.

(c)                                  Number of shares as to which the person has:

(i)                                     Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)                                  Shared power to vote or to direct the vote:

AP Co-Invest	69,609,000
AP VIII Inception	60,000,000
Co-Investment Management	69,609,000
AP VIII Inception GP	60,000,000
Management VIII	60,000,000
AIF VIII LLC	60,000,000
Apollo Management	129,609,000
Management GP	129,609,000
Management Holdings	129,609,000
Management Holdings GP	129,609,000

(iii)                               Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)                              Shared power to dispose or to direct the disposition of:

AP Co-Invest	69,609,000
AP VIII Inception	60,000,000
Co-Investment Management	69,609,000
AP VIII Inception GP	60,000,000
Management VIII	60,000,000
AIF VIII LLC	60,000,000
Apollo Management	129,609,000
Management GP	129,609,000
Management Holdings	129,609,000
Management Holdings GP	129,609,000

Item 5.                                                         Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.                                                         Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.                                                         Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.                                                         Identification and Classification of Members of the Group.

Not applicable.

Item 9.                                                         Notice of Dissolution of Group.

Not applicable.

Item 10.                                                  Certification.

Not applicable.

[The remainder of this page is intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2021

AP INCEPTION CO-INVEST, L.P.

By:	Apollo Co-Investment Management, LLC,
its investment manager

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CO-INVESTMENT MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AP VIII INCEPTION HOLDINGS, L.P.

By:	AP VIII Inception Holdings GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AP VIII INCEPTION HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT VIII, L.P.

By:	AIF VIII Management, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AIF VIII MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President